Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated July 24, 2013

Relating to Preliminary Prospectus dated July 19, 2013

Registration No. 333-189103

FREE WRITING PROSPECTUS

This free writing prospectus relates to and should be read together with the preliminary prospectus dated July 19, 2013, or the Preliminary Prospectus, included in Amendment No. 2 to the Registration Statement on Form S-11 (File No. 333-189103) of American Homes 4 Rent, as filed with the Securities and Exchange Commission on July 19, 2013, or the Registration Statement. The Registration Statement and the Preliminary Prospectus included therein can be accessed through the following link: http://www.sec.gov/Archives/edgar/data/1562401/000119312513294848/d547003ds11a.htm

The following news release, which was issued by American Homes 4 Rent, supplements certain information contained in the Preliminary Prospectus.

News Release

American Homes 4 Rent

30601 Agoura Road, Suite 200

Agoura Hills, California 91301

For Release: Immediately
Date: July 24, 2013
Contact: Peter J. Nelson
Tel: (310) 774-5394

American Homes 4 Rent Announces Share Purchase Agreement

With The Alaska Permanent Fund Corporation

AGOURA HILLS, California—American Homes 4 Rent (the “Company”) today announced that the Alaska Permanent Fund Corporation, acting on behalf of the funds which the Alaska Permanent Fund Corporation is designated by Alaska Statutes 37.13 to manage and invest (“APFC”), has agreed to purchase $25 million of the Company’s Class A common shares in a private placement at the offering price in the Company’s previously announced initial public offering, without payment of any underwriting discounts or placement fees. The private placement is expected to close on the same day as the closing of the Company’s initial public offering and is contingent upon completion of the initial public offering.

The share purchase agreement contains customary terms, including representations, warranties, covenants and indemnities. In addition, the Class A common shares purchased by APFC will be covered by an existing registration rights agreement with APFC and will be subject to a 180 day lock-up period following completion of the Company’s initial public offering.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING.

YOU MAY OBTAIN THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND TO YOU THE PROSPECTUS IF YOU REQUEST IT BY CONTACTING GOLDMAN, SACHS & CO., ATTENTION: PROSPECTUS DEPARTMENT, 200 WEST STREET, NEW YORK, NEW YORK 10282, TELEPHONE: 1-866-471-2526 OR E-MAIL: PROSPECTUS-NY@NY.EMAIL.GS.COM; BOFA MERRILL LYNCH AT 222 BROADWAY, NEW YORK, NEW YORK 10038, ATTENTION: PROSPECTUS DEPARTMENT, TELEPHONE: 1-866-500-5408 OR E-MAIL: DG.PROSPECTUS_REQUESTS@BAML.COM; FBR CAPITAL MARKETS & CO., ATTENTION: SYNDICATE PROSPECTUS DEPARTMENT, 1001 NINETEENTH STREET NORTH, ARLINGTON, VIRGINIA 22209, TELEPHONE: 1-703-312-9500 OR E-MAIL: PROSPECTUSES@FBR.COM; J.P. MORGAN SECURITIES LLC, ATTENTION: BROADRIDGE FINANCIAL SOLUTIONS, 1155 LONG ISLAND AVENUE, EDGEWOOD, NEW YORK 11717, TELEPHONE: 1-866-803-9204; OR WELLS FARGO SECURITIES, ATTENTION: EQUITY SYNDICATE DEPT., 375 PARK AVENUE, NEW YORK, NEW YORK 10152, TELEPHONE: 1-800-326-5897 OR E-MAIL: CMCLIENTSUPPORT@WELLSFARGO.COM.

Forward-Looking Statements

This press release contains “forward-looking statements.” These forward -looking statements relate to beliefs, expectations or intentions and similar statements concerning matters that are not of historical fact and are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “intend,” “anticipate,” “potential,” “plan,” “goal” or other words that convey the uncertainty of future events or outcomes. These forward-looking statements may include, but are not limited to, expectations concerning the Company’s ability to complete the private placement and initial public offering. The Company has based these forward-looking statements on its current expectations and assumptions about future events. While the Company’s management considers these expectations to be reasonable, they are inherently subject to risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. Investors should not place undue reliance on these forward-looking statements.

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